Exhibit 5.1

ANDREW ABRAMOWITZ, PLLC

565 Fifth Avenue, 9th Floor

New York, New York 10017

October 11, 2019

iBio, Inc.

600 Madison Avenue, Suite 1601

New York, New York 10022

Dear Sirs:

We have acted as counsel to iBio, Inc., a Delaware corporation (the “Company”) in connection with the Registration Statement on Form S-1 (333-233504), as amended through the date hereof, filed by the Company with the Securities and Exchange Commission (the “Commission”) on August 28, 2019 (as it may be amended the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the underwritten public offering (the “Offering”) of shares of the Company’s common stock, par value $.001 per share (“Common Shares”), shares of the Company’s Series C Convertible Preferred Stock, $0.001 par value (“Series C Preferred Shares” and together with the Common Shares, the “Shares”) and warrants to purchase shares of the Company’s common stock (“Warrants”), to certain purchasers. The Shares and Warrants are being sold to the underwriter named in, and pursuant to, an underwriting agreement to be entered into by and among the Company and such underwriter.

We have examined the originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures on originals or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to such opinion, we have relied upon, and assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or representatives of the Company, and others.

Based upon the foregoing, and the laws of the State of Delaware, we are of the opinion that (i) the Common Shares have been duly authorized and, when issued and sold in the manner described in the underwriting agreement and the Registration Statement, will be validly issued, fully paid and non-assessable, (ii) the Series C Preferred Shares have been duly authorized and, when issued and sold in the manner described in the underwriting agreement and the Registration Statement, and in accordance with the Certificate of Designation, Preferences and Rights for the Series C Convertible Preferred Stock, which is to be filed with the Delaware Secretary of State prior to the issuance of shares of the Series C Preferred Stock (the “Series C Certificate of Designation”), will be validly issued, fully paid and non-assessable, (iii) the shares of common stock issuable upon conversion of the Series C Preferred Shares, when issued upon conversion of Series C Preferred Shares in accordance with the Series C Certificate of Designation, will be validly issued, fully paid and non-assessable, and (v) the Warrants, when issued and sold in accordance with the underwriting agreement and the Registration Statement, will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity) and implied covenants of good faith and fair dealings, and the shares of common stock underlying the Warrants, when issued and sold against payment therefor in accordance with the terms of the Warrants and in accordance with the underwriting agreement and the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement.

Very truly yours, /s/ ANDREW ABRAMOWITZ, PLLC